Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Citigroup Inc.:
We consent to the use of our reports dated February 25, 2011, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2010 and 2009, the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2010 and 2009, and the effectiveness of Citigroup’s internal control over financial reporting as of December 31, 2010, incorporated by reference in this registration statement on Form S-3 (“the Registration Statement”) of Safety First Trust Series 2007-2 through Safety First Trust Series 2007-4, Safety First Trust Series 2008-1 through Safety First Trust Series 2008-7, Safety First Trust Series 2009-1 through Safety First Trust Series 2009-8, Citigroup Funding Inc., and Citigroup Inc. and to the reference to our firm under the heading “Experts” in the Registration Statement. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes in Citigroup’s methods of accounting for qualifying special purpose entities, variable interest entities, embedded credit derivatives, other-than-temporary impairments on investment securities, business combinations, noncontrolling interests in subsidiaries, and earnings per share.

/s/ KPMG LLP
New York, New York
March 1, 2011